Exhibit 10(ah)


GENERAL ELECTRIC CAPITAL CORPORATION      CITICORP USA
           3RD FLOOR                    6TH FLOOR/ZONE 4
       501 MERRITT SEVEN                399 PARK AVENUE
  NORWALK, CONNECTICUT  06851      NEW YORK, NEW YORK  10043


                          CONFIDENTIAL


                          June 9, 1995




Merry-Go-Round Enterprises, Inc.
3300 Fashion Way
Joppa, Maryland  21085

Attention:     Mr. Thomas Shull,
          Chairman and Chief Executive Officer

          Mr. James Kenney
          President and Chief Operating Officer

Dear Tom and Jim:

     You have advised us that on January 11, 1994 (the ``Petition Date''), Merry-Go-Round Enterprises, Inc., a Maryland corporation (``MGRE''), and several of its subsidiaries filed a petition for relief as debtors-in-possession under chapter 11, title 11 of the United States Code (the ``Bankruptcy Code'') with the United States Bankruptcy Court for the District of Maryland, at Baltimore (the ``Court''), and certain other subsidiaries have since filed petitions (such proceedings, Case Nos. 94-5-0161-SD through 94-5-0163-SD and 94-5-3774-SD et al., are hereinafter referred to as the ``Chapter 11 Case'').

     You have requested that General Electric Capital Corporation (``GE Capital'') and Citicorp USA (``CUSA'') consider providing financing for MGRE's plan of reorganization in the Chapter 11 Case to MGRE and certain of its debtor subsidiaries (collectively, ``Borrower'') initially during the pendency of the Chapter 11 Case in the maximum aggregate amount of $90,000,000 (the ``DIP Facility'') in order to (i) fund Borrower's working capital requirements and (ii) provide funds for certain other payments, all as described below.

      Borrower and GE Capital Commercial Finance, Inc. (``CF'') previously entered into a letter agreement, dated March 15, 1995, pursuant to which CF agreed to undertake discussions, analysis and due diligence in order to better evaluate the proposed financing (as supplemented, the ``Letter of Interest'').

      Borrower has previously paid fully earned and nonrefundable due diligence fees to each of CF and CUSA in the amount of $100,000 (collectively, the ``Due Diligence Fee''). Borrower has further made due diligence deposits in the amount of $50,000 with CF and in the amount of $25,000 with CUSA (such deposits collectively with all additional due diligence deposits provided for in this letter, the ``Due Diligence Deposit'').

     Based on the information you have provided to us and subject to the terms and conditions set forth herein, GE Capital is pleased to commit to provide up to $50,000,000 of the DIP
Facility and CUSA is pleased to commit toprovide up to $40,000,000 of the DIP Facility to Borrower. In addition, although this is not a commitment to provide financing for a plan of reorganization (the ``POR Financing''), each of GE Capital and CUSA is pleased to continue its evaluation of the possibility of providing such financing to Borrower.

      Each of GE Capital and CUSA reserves the right to arrange for another financial institution or financial institutions (together with GE Capital and CUSA, each a ``Lender'' and collectively, the ``Lenders'') acceptable to GE Capital and CUSA to provide a portion of the DIP Facility and to apportion the total amount of the DIP Facility among the Lenders. The obligations  of  each  of  GE  Capital  and  CUSA  hereunder  are
(a) several and neither shall have any liability with respect to the failure of the other to perform its obligations hereunder and
(b) contingent upon the performance by the other of its obligations hereunder.


Borrower:           Merry-Go-Round Enterprises, Inc. as debtor-in-
                    possession and certain of its debtor
                    subsidiaries to be determined.


Co-Agents:          GE Capital and CUSA (collectively referred to
                    as ``Agents'').


Lenders: GE Capital, Citicorp USA and, if syndicated, the other Lenders.


Facility:           A revolving credit facility of up to
                    $90,000,000, with a subfacility of up to $75,000,000 for guarantees of trade letters of credit (the

                    ``Trade L/C Subfacility'') and a subfacility of up to $15,000,000 for guarantees of standby letters of credit (the ``Standby L/C Subfacility''). Letters of Credit shall be issued by a bank, and on terms, acceptable to Agents, and shall be guaranteed by Lenders.


Maturity:           The earliest of:  (a) October 15, 1996;
                    (b) the effective date of the plan of
                    reorganization in the Chapter 11 Case; or
                    (c) default and acceleration.

Use of Proceeds:    Proceeds would be used for working capital
                    purposes and to fund certain fees and
                    expenses associated with the DIP Facility.


Availability:       The sum of (a) aggregate advances outstanding
                    at any given time under the DIP Facility
                    (``Advances'') plus (b) the aggregate face amount of all letters of credit guaranteed under the Standby L/C Subfacility and the Trade L/C Subfacility shall not exceed the lesser of (i) $90,000,000 and (ii) 50% (the
                    ``Advance Percentage'') of Borrower's
                    Eligible Inventory, in each case after deduc tion of such reserves from availability as Agents may deem appropriate from time to time in their discretion, including, without limitation, reserves for payment of profes sional fees and expenses related to the Chapter 11 Case and the Seasonal Reserve set forth below (the ``Available Amount'').
                    Eligible Inventory shall be determined on the basis of such eligibility criteria as Agents may deem appropriate from time to time in their discretion and will be valued on a lower of cost (determined on a first-in, first-out basis) or market basis. Eligible
                    Inventory will include otherwise eligible inventory being purchased pursuant to a trade letter of credit guaranteed under the Trade
                    L/C Subfacility provided that at the time the trade letter of credit is drawn upon and thereafter, Borrower will have title to such inventory, Agents will have a valid and perfected security interest in such inventory, and Agents will have received satisfactory evidence that such inventory is in good condition and covered by insurance naming Agents as a loss payee thereunder covering any risk of loss of such inventory.

                    The Advance Percentage shall be increased from 50% to 55% for the months of September, October and November, 1995; provided that certain conditions to be determined by Agents are satisfied, including, without limitation, an update of Gordon Brothers appraisal of the inventory and an earnings test. The Advance Percentage shall revert back to 50% on December 1, 1995 and remain at 50% thereafter. Commencing December 1, 1995 through February 28, 1996, Agents may, in addition to any other reserves deemed appropriate, take a seasonal reserve of five percent (5%) against the availability of the DIP Facility (the ``Seasonal Reserve'').


Mandatory           Advances will be mandatorily prepaid on a
                    daily basis out of
Prepayments:        available cash pursuant to appropriate lock-
                    box and cash sweep bank account arrangements satisfactory to Agents. For a period of thirty consecutive days in January 1996, no Advances shall be outstanding.

Optional            Borrower may prepay outstanding Advances and
                    permanently
Prepayments:        reduce the commitments under the DIP Facility
                    without penalty from time to time upon three business days' notice to Agents and in mini mum amounts of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; provided that if Borrower desires to reduce the commitments under the DIP Facility to less than $50,000,000, then Borrower must terminate the commitments under the DIP
                    Facility in full.


Letters of Credit:  Lenders will incur letter of credit obliga tions generally in the form of guarantees of letters of credit issued by CUSA or one or more other banks (the ``Issuing Bank'') acceptable to Agents and on terms satisfactory to Agents for the benefit of Borrower, provided that such letter of credit obligations outstanding at any one time shall not exceed the lesser of (a) the Available Amount and (b) $75,000,000 for trade letters of credit or (c) $15,000,000 for standby letters of credit. While outstanding, letter of credit obligations will reduce availability under the DIP Facility, and any drawing under a letter of credit obligation shall constitute an Advance under the DIP Facility. Borrower shall pay a Trade Letter of Credit Fee equal to two percent (2.0%) per annum (calculated on the basis of a 360-day year andactual days elapsed) on the face amount of all letters of credit guaranteed under the Trade L/C Subfacility and a Standby Letter of Credit Fee equal to two and one quarter percent (2.25%) per annum (calculated on the basis of a 360-day year and actual days elapsed) on the face amount of all letters of credit guaranteed under the Standby Letter of Credit Subfacility, each payable monthly in arrears, plus any charges assessed by the Issuing Bank.


Interest:           Advances shall bear interest at a floating
                    rate equal to the Base Rate plus one and one-half percent (1.5%) per annum. All interest shall be calculated on the basis of a 360-day year and actual days elapsed. Interest shall be payable monthly in arrears and shall be adjusted on each change of the Base Rate.
                    ``Base Rate'' means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                    (a)  the rate of interest announced publicly
                         by Citibank in New York, New York
                         (``Citibank''), from time to time, as
                         Citibank's base rate;

                    (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United
                         States for three-month certificates of
                         deposit of major United States money
                         market banks, such three-week moving
                         average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a business day, on the next succeeding business day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal
                         Reserve System (or any successor) for
                         determining the maximum reserve
                         requirement (including, but not limited
                         to, any emergency, supplemental or other marginal reserve requirement) for
                         Citibank with respect to liabilities
                         consisting of or including (among other
                         liabilities) three-month U.S. dollar non-personal time deposits in the Unites States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation
                         (or any successor) for insuring U.S.
                         dollar deposits of Citibank in the
                         United States; and

                    (c)  1/2 of one percent per annum above the
                         Federal Funds Rate.

                    So long as any default or event of default shall be continuing, the interest rate applicable to Advances and the Trade Letter of Credit Fee and the Standby Letter of Credit Fee shall each be increased by two percent (2.0%) per annum over the rate otherwise applicable and shall be payable on demand.

                    Agents may charge the DIP Facility for any or all interest and other charges and fees payable by Borrower.


Unused              One-half percent (0.5%) per annum on the
                    average daily unused
Facility Fee:       balance of the DIP Facility (giving effect to
                    outstanding letter of credit obligations), payable monthly in arrears (on the first business day of the following month) and calculated on the basis of a 360-day year and the actual number of days elapsed.


Security:           To secure all Advances, outstanding letter of
                    credit obligations and all other obligations of Borrower to Agents and Lenders
                    (collectively, the ``Obligations''), Agents shall receive for the benefit of Lenders through a Court financing order acceptable to Agents, a fully perfected first priority (or second priority in the case of the Distribution Center and Headquarters
                    Facility) security interest in all
                    existing and after acquired real and personal
                    property of Borrower and any guarantors, subject only to valid, enforceable and non-voidable pre-existing liens acceptable to
                    Agents, including, without limitation, all cash, cash equivalents, accounts receivable, inventory (wherever located), equipment, documents, instruments, securities (whether or not marketable), franchise rights, patents, trade names, trademarks, copyrights, general intangibles and contract rights and all substitutions, accessions and proceeds thereof (including insurance proceeds). In addition, Borrower and any guarantors shall grant a negative pledge with respect to all assets.

                    All collateral granted to Lenders shall be free and clear of all other liens, claims and encumbrances (except for the existing first mortgages on the Distribution Center and Headquarters Facility). All obligations owing by Borrower to Lenders shall be guaranteed by any and all material direct and indirect subsidiaries of MGRE (other than subsidiaries who are Borrowers) as may be determined by Agents.

                    All Obligations shall constitute super
                    priority administrative claims as described below under the heading ``Conditions Precedent''. Borrower shall obtain all regulatory and judicial consents and approvals in form and substance satisfactory to Agents for the granting of such security interests and super-priority administrative claim status as Agents may reasonably request.

                    Agents may, in its discretion and at
                    Borrower's expense, take whatever actions to perfect its security interests that it deems necessary or desirable including, without limitation, filing financing statements or other instruments, and Borrower shall execute any such documents upon Agents' reasonable request.


Representations     Those customarily found in Agents' loan
                    agreements for debtor-in-
and Warranties:     possession financings and others determined
                    by Agents to be appropriate in the context of the proposed transaction.

Affirmative and     Those affirmative and financial covenants
                    customarily found in
Financial Covenants:     Agents' loan agreements for debtor-in-
                    possession financings and other covenants determined by Agents to be appropriate in the context of the proposed transaction which may include, without limitation, minimum EBITDA
                    (FY 96 expected to be $15 million), minimum fixed charge coverage ratio, minimum net worth, and maximum capital expenditures (to be established on basis of Borrower's
                    Budgeted Plan), covenants with respect to conduct of business and maintenance of existence, payment of obligations, access to books and records (including collateral moni toring ability), notice of certain occurrences, compliance with law, maintenance of insurance, and other affirmative covenants relating to Borrower's and its subsidiaries' business. Financial covenants will be measured on a quarterly basis.


Negative Covenants: Those negative covenants customarily found in
                    Agents' loan agreements for debtor-in-
                    possession financings and other negative cove nants determined by Agents to be appropriate in the context of the proposed transaction which may include, without limitation, prohibitions or limitations on indebtedness, liens, advances, guaranties, capital expenditures, issuance of equity, sales of assets, payment of dividends and distributions and repurchases of stock by Borrower and its subsidiaries, payments in respect of pre-petition obligations, executive compensation, mergers, acquisitions, investments, leases and transactions with officers, directors, employees and affiliates, amendments or modifications of material agreements and other negative covenants relating to Borrower's and its subsidiaries' business.


Financial           Borrower shall be required to provide Agents
                    with unaudited
Reporting           monthly and quarterly and audited annual
                    financial statements, in
Requirements:       form and scope acceptable to Agents.  Such
                    statements shall be compared to Borrower's current budget and to the preceding year's comparable period and, in the case of annual and quarterly statements, be accompanied by a satisfactory management letter. Borrower shall provide any additional budgets prepared during the
                    course of the DIP Facility.  Borrower shall
                    provide borrowing base certificates and such collateral reports and verifications and other reports and information as Agents may request, on a frequency to be determined by Agents and in any event upon Agents' request.


Events of Default:  Those customarily found in Agents' loan
                    agreements for debtor-in-possession
                    financings and others determined by Agents to be appropriate in the context of the proposed transaction, including, without limitation,
                    (i) failure by Borrower to pay its
                    Obligations as they become due; (ii) failure to comply with the covenants and conditions contained in the definitive loan documentation; (iii) cross-default to breach, termination or expiration of material contracts which have been assumed in the Chapter 11 Case; (iv) the occurrence of any event (including judgments) which would have a material adverse effect on Borrower's and its subsidiaries' business, assets or financial condition or on Borrower's and its subsidiaries' ability to perform their obligations under the definitive documentation; (v) impairment of the collateral securing the Obligations or the rights and remedies under the DIP Facility;
                    (vi) dismissal of the Chapter 11 Case or conversion of the Chapter 11 Case from one under chapter 11 to one under chapter 7 of the Bankruptcy Code; (vii) the granting of relief from the automatic stay in favor of any party other than Agents and Lenders (subject to such exceptions as may be mutually agreed upon by Borrower and Agents);
                    (viii) the assertion or granting of claims under Section 506(c) of the Bankruptcy Code or other actions adverse to Agents and Lenders or their rights and remedies under the definitive documentation or their interests in the collateral; (ix) the appoint ment of a trustee or examiner in the Chapter 11 Case with enlarged powers; (x) the incur rence of an ERISA termination or withdrawal liability in excess of specified amount;
                    (xi) a change in control (to be defined as mutually agreed to by the parties) or (xii) a change in any of the orders approving or affecting the documents relating to the DIP Facility or the rights, remedies and obligations of Agents or Lenders thereunder without the prior written consent of Agents.

Conditions          Those customarily found in Agents' loan
                    agreements for debtor-in-
Precedent to Closing:    possession financings and others
                    determined by Agents to be appropriate in the context of the proposed transaction, includ ing, without limitation:

                    (a)  Completion of the due diligence
                         investigation by Agents of the business, affairs, capital structure, material agreements, properties and prospects of Borrower and its subsidiaries including, without limitation, analysis of all material contracts, the Chapter 11 Case and pending and threatened ligation (subject to attorney-client and work product privileges), with results satisfactory to Agents and their counsel.

                    (b)  Borrower shall have obtained a Court
                         order in form and substance satisfactory to Agents and their counsel approving the DIP Facility and Borrower's and its subsidiaries' and Agents' roles and posi tions in respect thereto. Such order shall include without limitation the fol lowing:

                                   (i)  a finding by the Court
                              based on the record and the
                              evidence presented that the DIP
                              Facility constitutes a good faith
                              arm's length transaction between
                              Borrower, Agents and Lenders and
                              that the benefits of Section 364(e)
                              of the Bankruptcy Code shall apply
                              to the DIP Facility;

                                   (ii) an order stating that
                              Borrower's obligations under the
                              DIP Facility will constitute admini
                              strative expense claims of Borrower
                              with priority over all other such
                              expenses, subject to a carve-out
                              for certain professional fees and
                              expenses permitted by the Court on
                              a final basis in an amount not to
                              exceed $5,000,000 (determined
                              without regard to fees and expenses
                              awarded or otherwise paid on an
                              interim basis);

                                   (iii)     an order granting
                              Agents on behalf of Lenders a
                              validly perfected first priority
                              (or second priority in the case of
                              the Distribution Center and Head
                              quarters Facility) security
                              interest in the assets described
                              under the heading ``Security''
                              above and approving the DIP
                              Facility and the definitive
                              documentation
                                        relating thereto, and
                              providing that upon the occurrence
                              of an event of default under the
                              definitive documentation, Agents
                              and Lenders are not required to
                              seek relief from the automatic stay
                              or otherwise
                                        obtain Court approval
                              before exercising their remedies
                              and further providing that neither
                              such security interest nor the
                              exercise of any rights or remedies
                              by Agents and Lenders in connection
                              therewith will result in any
                              breach, violation or infringement
                              of (i) any trademark, copyright or
                              other intellectual property right
                              of Borrower or any third party or
                              (ii) any contract to which Borrower
                              or any of its properties is
                              subject.  The foregoing notwith
                              standing, Agents shall give
                              Borrower, the official creditors
                              and equity holders committees in
                              the Chapter 11 Case, Bear Stearns &
                              Co., Inc. and Fidelity Management
                              and Research Company three business
                              days' notice of any enforcement
                              action against the collateral;

                                   (iv) an order prohibiting
                              other liens on the collateral
                              securing the DIP Facility or any
                              other property of the Borrower
                              other than Permitted Liens (as such
                              term will be defined in the defini
                              tive documentation in a manner
                              acceptable to Agents);

                                   (v)  an order requiring
                              Borrower to pay its obligations
                              under the DIP Facility on maturity
                              or upon acceleration;

                                   (vi) appropriate findings of
                              fact and conclusions of law to the
                              effect that Agents and Lenders
                              shall not be deemed to be in
                              control of Borrower or to be acting
                              as ``responsible persons'',
                              ``owners'' or ``operators'' with
                              respect to the operation or
                              management of Borrower (as such
                              terms, or similar terms, are used
                              in the Comprehensive Environmental
                              Response, Compensation and
                              Liability Act of 1980, as amended
                              by the Superfund Amendments and
                              Reauthorizations Act of 1986) and
                              an order that shall, in any event,
                              permit Agents at their option to
                              exclude from their security
                              interest any assets discovered to
                              have a risk
                                        of environmental liabili
                              ties which Agents, in their discre
                              tion, deems unacceptable;


                                   (vii)     a provision that the
                              terms of such order may not be
                              modified and that any such
                              modification would constitute an
                              event of default under the
                              definitive documentation;

                                   (viii)    an order providing
                              that Borrower may not assert any
                              claims against Agents, Lenders or
                              the collateral under Section 506(c)
                              of the Bankruptcy Code;

                                   (ix) an order providing that
                              upon an event of default,
                              (1) Agents may enter upon any
                              leased premises of Borrower and its
                              subsidiaries for the purpose of
                              enforcing the security interests in
                              collateral granted to Agents, and
                              (2) Agents may cure any defaults
                              and perform such of Borrower's
                              obligations under applicable leases
                              that are required to be performed
                              and, in such event, Agents shall be
                              entitled to all rights and
                              privileges of the lessee under such
                              leases without interference from
                              the lessors thereunder; and

                                   (x)  such other terms as
                              Agents may deem necessary or
                              appropriate.

                    (c) Agents, on behalf of Lenders, shall have received perfected security interests as set forth in ``Security'' above and shall also have received such third party consents or other assurances as may be required by Agents to ensure access to collateral and the ability to exercise rights and remedies in respect thereof. In addition, Agents shall have received evidence satisfactory to them that as of the closing date Borrower's and its subsidiaries' assets are free of all security interests and liens except liens approved in writing by Agents.

                    (d) Since January 31, 1995, there shall have been no material adverse change in the financial condition, business, operating properties or prospects of Borrower and its subsidiaries, other than as would normally result from the commencement of the Chapter 11 Case. There shall be (i) no litigation
                         (x) which might have a material adverse
                         effect on the financial condition,
                         business, operating properties or
                         prospects of Borrower and its
                         subsidiaries or (y) which challenges any of the transactions contemplated hereby and (ii) no information or analyses which result in a material change in Agents' understanding of Borrower and its subsidiaries or the proposed trans action.

                    (e)  Excess availability under the DIP
                         Facility, on a pro forma basis, shall be at least $5,000,000 and Borrower shall have a minimum of $15,000,000 in unencumbered cash and cash equivalents (as defined in a manner acceptable to Agents) on hand as of the closing date.

                    (f)  Receipt of evidence of insurance
                         coverage regarding Borrower and its
                         subsidiaries satisfactory to Agents,
                         with Agents listed as loss payee on all
                         property and casualty insurance and as
                         an additional insured on all liability
                         insurance, with each policy providing
                         for at least 30 days' notice to Agents
                         of cancellation, non-renewal or material change.

                    (g)  Establishment of a cash management
                         system acceptable to Agents.

                    (h)  If requested by Agents, Borrower shall
                         provide an environmental review of owned commercial property of Borrower and its subsidiaries by a firm acceptable to Agents with results satisfactory to Agents.

                    (i) No default or event of default under any of the definitive documents for the DIP Facility shall exist (or would result therefrom) and the representations and warranties of Borrower contained therein shall be true and correct.

                    (j)  The structure, terms and documentation
                         of the DIP Facility shall be
                         satisfactory to Agents and their
                         counsel.

                    (k)  The replacement of the chief executive
                         officer of MGRE and/or Meridian Ventures contract with MGRE and continued involvement shall be satisfactory to
                         Agents.

                    (l)  Lenders shall have received
                         (i) satisfactory opinions of counsel to
                         Borrower on such matters as Agents may
                         request, including as to enforceability, the perfection of all security interests under the DIP Facility, compliance with, and no conflict under, applicable laws and agreements and (ii) such corporate resolutions, certificates and other documents as Agents shall reasonably request.

                    (m)  All fees due and payable hereunder and
                         under the Fee Letter (as hereinafter
                         defined) and Agents' accrued Transaction
                         Expenses (as hereinafter defined) shall
                         have been paid.


Conditions Precedent     At the time of each Advance, no default
                    or event of default under
to Each Advance:    any of the definitive documents for the DIP
                    Facility shall exist (or would result
                    therefrom) and the representations and
                    warranties of Borrower contained therein shall be true and correct in all material respects.


Assignability:      Each Lender will have the right, in its
                    discretion, to sell, transfer, assign,
                    participate or otherwise dispose of, subject to approval of Agents and Borrower
                    (Borrower's approval not to be unreasonably withheld), all or any part of its rights and obligations in respect of the DIP Facility, and its commitment hereunder to one or more eligible assignees (to be defined). Borrower shall assist each Lender in whatever manner reasonably necessary in order to effectuate any such disposition.


Syndication:        If requested by Agents, Borrower shall assist
                    Agents in syndicating the DIP Facility   Such
                    assistance shall include, but not be limited to, assistance and preparation of any offering materials, certification as to correctness, completeness and accuracy of all information regarding Borrower and its affiliates included in such offering materials, and participation of relevant management in any meetings with potential lenders.

Expenses:           All Transaction Expenses (as hereinafter
                    defined) are to be paid by Borrower whether or not the transaction closes or definitive documentation is entered into.


Governing Law:      New York


      This letter is delivered to you with the understanding that neither this letter nor its substance shall be disclosed publicly or privately except to those of your counsel, accountants, directors, officers, advisors, employees or agents involved in the proposed transaction. Without limiting the generality of the foregoing, none of such persons shall use or refer to Agents' names in any disclosures made in connection with any of the transactions described above without Agents' prior written consent. Any disclosure of this letter or its contents or of Agents' involvement with Borrower by counsel, officers, employees, agents, affiliates or advisers of Borrower other than as required by law will entitle Agents to keep the Commitment Fee and the Due Diligence Deposit without any further obligation on the part of Agents to Borrower. Agents' consent to the delivery of this letter to the Court, the official creditors and equity holders committees appointed in the Chapter 11 Case, Bear Stearns & Co., Inc., Fidelity Management and Research Company, the Office of the United States Trustee and such other parties upon whom service is required by the Court rules, solely for the purpose of facilitating and obtaining the Letter Approval (as defined below). Each of the Agents has executed a confidentiality agreement in favor of Borrower, which agreements shall survive the execution and delivery of this letter.

     Each Agent has made its own independent investigation of the financial condition and affairs of Borrower in connection with making its commitment hereunder and has made and shall continue to make its own appraisal of the creditworthiness of Borrower. Each Agent may share with the other Agent credit and other information about Borrower whether coming into its possession before the date hereof or at any time or times hereafter; provided that neither Agent shall have any duty or responsibility to provide information to the other Agent and shall have no responsibility or liability with respect to the accuracy or completeness of any information provided to the other Agent.

      If the terms of this commitment are acceptable to you, we ask that you return to us an executed copy of this letter and the Fee Letter, dated the date hereof, between Agents and MGRE (the ``Fee Letter'') and, upon the Letter Approval, the non-refundable Commitment Fee referred to in the Fee Letter and an increase to the Due Diligence Deposit in an amount equal to $200,000. You agree to proceed expeditiously to obtain any necessary Court approval to the payment of the Commitment Fee (including approval to effect increases to the Due Diligence Deposit from time to time without further Court order) and the incurrence of the indemnity and reimbursement obligations hereunder and any other financial obligations hereunder requiring Court approval as soon as possible (the ``Letter Approval'').

      The Due Diligence Deposit will be applied towards the Transaction Expenses. If at any time (and from time to time) the Due Diligence Deposit does not exceed accrued Transaction Expenses at such time by at least $25,000, Borrower shall, at Agents' request, deposit with CUSA an amount requested by Agents (which in any event, shall not be less than $25,000) necessary to cause the Due Diligence Deposit to exceed accrued Transaction Expenses by at least $25,000 at all times. The Due Diligence Deposit will be applied against Transaction Expenses. Upon closing of the DIP Facility, any excess of the Due Diligence Deposit over Transaction Expenses shall be applied against the Closing Fee referred to in the Fee Letter. If the DIP Facility does not close, any excess of the Due Diligence Deposit over Transaction Expenses shall be refunded to Borrower.

      Agents' offers of the commitments hereunder shall expire at the close of business on (a) June 12, 1995 unless on or prior to such date, you accept this letter by returning a fully executed copy of this letter and the Fee Letter (without change, reservation or condition) to Agents and (b) June 15, 1995 unless on or before that date you shall have obtained the Letter Approval, pursuant to a Court order acceptable to Agents, and paid the Commitment Fee and the increase to the Due Diligence Deposit described above. Subject to the foregoing, Agents' commitments set forth herein shall expire at 11:59 P.M. on July 13, 1995, unless all of the transactions contemplated hereby shall have theretofore been consummated; provided that Borrower will use its best efforts to get all necessary approvals to consummate the transactions contemplated hereby on or before July 7, 1995. Notwithstanding the expiration of Agents' commitments hereunder, the obligations set forth herein of Borrower with respect to the payment of fees and expenses, confidentiality and indemnification shall survive such expiration.

      Borrower agrees to indemnify and hold harmless Agents and their respective affiliates and their respective officers, directors, employees, attorneys and agents, and all persons controlling any of them or any of their affiliates within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934 (all such person being hereinafter referred to as ``Indemnified Persons''), whether or not definitive documentation is executed or Advances or other extensions of credit under the DIP Facility are actually made, from and against all claims, losses, damages, liabilities or expenses of any kind or nature whatsoever (each, a ``Claim'') that may be incurred by or asserted against or involve any Indemnified Person in any and all actions, suits, proceedings (including any investigations or inquiries) or Claims with respect to this letter, the Letter of Interest, the Fee Letter, the DIP Facility, the Chapter 11 Case or any of the other transactions contemplated hereby (whether or not consummated), and the preparation, execution and delivery of this letter and the definitive documentation; and, upon demand by Agents, to pay or reimburse any such Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, defending (or preparing to defend) or participating in any such action, suit, proceeding (including any inquiry or investigation) or Claim, whether commenced or threatened, it being understood that each

Indemnified Person shall have the right to select its own counsel in connection with such matters; provided, that Borrower shall not be responsible to any such Indemnified Person to the extent that any such losses, damages, liabilities or expenses result solely from such Indemnified Person's gross negligence or willful misconduct. The indemnification provisions set forth herein shall apply whether or not any Indemnified Person is a party to any such action, suit, proceeding or Claim, and are expressly intended to cover, but not be limited to, reimbursement of legal and other expenses, including expenses incurred in depositions or other discovery proceedings. The indemnity obligations of Borrower hereunder shall be in addition to, and not in limitation of, any other liability or obligation that Borrower or any other person or entity may have to any Indemnified Person, at common law or otherwise, including but not limited to any obligation of contribution. None of CF, Agents or any other Indemnified Person shall be responsible or liable to any other party hereto or any other person or entity for consequential, indirect, punitive or exemplary damages which may be alleged as a result of this letter, the DIP Facility or the transactions contemplated hereby.

      The costs and expenses (collectively, the ``Transaction Expenses'') of Agents and their affiliates and agents (including, without limitation, the reasonable fees and expenses of O'Melveny & Myers, special counsel to Agents, or any other counsel retained by Agents, and of any auditors, appraisers, record search firms, environmental consultants, management consultants or other professionals deemed necessary or advisable by Agents or their counsel) incurred in connection with the preparation, execution and delivery of this letter, the Letter of Interest, the Fee Letter and the financing documentation, the evaluation of the transaction and the collateral, and the consummation of the transactions contemplated hereby and thereby, shall be paid by Borrower, whether or not any financing is made available by Agents and whether or not definitive documentation is entered into.

      This letter: (a) may be executed in counterparts, each of which shall be deemed an original and all of which counterparts shall constitute one and the same document, (b) shall be governed by the internal law of the State of New York applicable to
contracts   made   and  to  be  performed  within   that   state;
(c) supersedes any and all discussions, written or oral, between Agents and their affiliates and Borrower and its affiliates
(including, without limitation, the Letter of Interest (other than the expense and indemnification provisions thereof); and
(d) may not be contradicted by evidence of any actual or alleged prior, contemporaneous or subsequent understandings or agreements of the parties, written or oral, express or implied, other than a writing signed by Agents which expressly amends or supersedes this letter. There are no unwritten understandings or agreements between the parties. The terms of this commitment may not be changed except pursuant to a writing signed by Agents and
Borrower. This letter is solely for the benefit of Agents and the Borrower, and there shall be no third party beneficiaries hereof other than the Indemnified Persons. THE PARTIES HAVING DETERMINED IT TO BE IN THEIR BEST INTERESTS TO SECURE FOR THEM SELVES THE ADVANTAGES OF THE BEST ASPECTS OF EACH OF ARBITRATION AND THE JUDICIAL SYSTEM BY PRESERVING FOR THEMSELVES THE RIGHT TO TRIAL

BY JUDGE ALONE, EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS LETTER, ANY TRANSACTION RELATING HERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.


       [Remainder of this page intentionally left blank]

      We look forward to working with you to bring the proposed transaction to completion.

                         Very truly yours,


GENERAL ELECTRIC CAPITAL           CITICORP USA
  CORPORATION

By:                                By:
     Charles Chiodo                    Robert Kosian
                 Duly             Authorized            Signatory
Attorney-in-Fact


ACCEPTED THIS ___ DAY
OF JUNE, 1995


MERRY-GO-ROUND ENTERPRISES, INC.


By:
     Name:
     Title: